  Exhibit 10.1(a)

EMPLOYMENT AGREEMENT

This Agreement (the "Agreement") is effective as of August 1, 2021 (“Effective Date”) by and between, LAWRENCE LIN (the "EMPLOYEE"), and AINOS, INC., a Texas Corporation (the "EMPLOYER"), subject to EMPLOYER board of directors approval.

RECITALS

WHEREAS, the EMPLOYER seeks assistance in the areas of corporate administration and overall strategic business development and administration, particularly for its business operations in the United States and as it pertains to preparations for EMPLOYER plans for a major public stock exchange up listing; and

WHEREAS, EMPLOYEE has agreed to perform work for the EMPLOYER as Executive Vice President of Operations;

NOW, THEREFORE, the parties hereby agree as follows:

1.
EMPLOYEE's Services.  EMPLOYEE and will work from the EMPLOYER’s office in San Diego, California, remotely from San Diego, California, and/or at other locations as reasonably agreed to between the Parties. EMPLOYEE shall be responsible for complying and implementing the EMPLOYER’s programs, policies, and projects as summarized in Exhibit “A” of this Agreement ("Scope of Work") and as may be otherwise needed and as reasonably requested by EMPLOYER. This contract is for the personal services of the EMPLOYEE and shall not be assigned by the EMPLOYEE to any other person or entity.

2.
Consideration.

A.           Salary:  In consideration of the Services performed by EMPLOYEE under this Agreement, the EMPLOYER will pay EMPLOYEE the following:

(i)           Monthly Salary: A monthly salary payable to EMPLOYEE in the amount of $12,000, payable bi-monthly (“Salary”).

B.           Employee Benefits:

(i)           Health and Dental Insurance: Each month, EMPLOYER will reimburse EMPLOYEE for health insurance premiums for PPO Health and Dental Insurance coverage (“Health Benefit”) upon submission of paid premium invoices paid by EMPLOYEE. EMPLOYEE shall have the option to include members of his household in any such plan provided that EMPLOYEE shall be responsible for any additional costs therefor. Alternatively, if EMPLOYER obtains Health Benefits for its employees then EMPLOYEE shall be included in such benefit plans. If EMPLOYER adopts employee benefit plans for its employees then EMPLOYEE shall be included in such plans on terms at least as favorable as those accorded to other employees of EMPLOYER, subject to insurability and the execution of any agreement required therefor.

AINOS INC Employment Agreement – Effective August 1 2021
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(ii)           Non-Qualified Stock Options: In recognition for EMPLOYEE’s services facilitating the transition from Amarillo Biosciences, Inc. to EMPLOYER’s current Company management, EMPLOYEE shall be granted non-qualified stock options in 500,000 shares in the EMPLOYERS’s common stock under EMPLOYER’S 2018 Officers, Directors, Employees and Consultants Non-Qualified Stock Option Plan, adopted September 26, 2018, and as may be amended (“NQSO Plan”). The Stock Option Agreement attached hereto as Exhibit “B” (“NQSO Agreement”) is incorporated by this reference and shall be deemed approved by the Parties upon execution of this Agreement. Additionally, if EMPLOYEE, at his sole cost and expense, is assigned option rights under NQSO Plan from third parties, the EMPLOYER agrees that EMPLOYEE shall succeed to the vesting and stock option exercise price of the assignor and such options will be otherwise included in and governed by the attached NQSO Agreement. The assignment(s), if any, effectuating the foregoing shall be deemed approved by EMPLOYER by this reference and the EMPLOYEE is solely responsible for obtaining any such assignment without obligation by EMPLOYER to facilitate any such transaction. In the event that the NQSO Plan is amended or superseded by another Incentive Stock Option Plan, the stock options granted to EMPLOYEE shall be comparable and no less favorable than provided for under the NQSO Plan.

 (iii)           Performance Bonus upon listing on Major National Exchange: Upon the EMPLOYER’S successful listing on a Major National Exchange (e.g., Nasdaq or other national trading exchange), EMPLOYER shall grant to, and EMPLOYEE shall receive 10,000 shares in EMPLOYER’s voting common stock (“Bonus Stock Grant”).

(iv)           Cost of Living Increase: The Salary will be increased five percent (5%) on the one year anniversary of each Term Year, as defined hereunder and depending upon the EMPLOYER’s operating conditions, during the Term and any extensions thereof.

C.           Expenses:  Each year, and from time to time, the EMPLOYER will establish a budget for operating its programs and EMPLOYEE shall be bound by the purposes and amounts for any such budget decision. In the event that EMPLOYEE expends his own funds for pre-approved and reimbursable expenses, EMPLOYEE will submit for EMPLOYER’s review and pre-approval original receipts and a written reimbursement request detailing reimbursable expenses. If the EMPLOYER provides a credit or debit card any use of the same shall be limited to the EMPLOYER’s pre-approved budget and for EMPLOYER business only. EMPLOYEE shall submit a monthly written expense report including original receipts.

D.            Directors and Officers Insurance: EMPLOYER’s Directors and Officers Insurance shall cover the EMPLOYEE.

3.
Relationship of the Parties. Nothing contained herein or any document executed in connection herewith, shall be construed to create a partnership or joint venture relationship between the Parties.

4.
Term.

A.           Term of Agreement: This Agreement shall be effective for three (3) years commencing from the Effective Date through July 31, 2024, and may be extended for additional two (2) years on the same terms and conditions upon mutual agreement of the Parties.

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B.           Termination of Agreement:

(i) Termination Without Cause: Either party may terminate this Agreement with six (6) months prior written notice for termination without cause and for the convenience of either Party;

(ii) EMPLOYEE Termination With Cause: EMPLOYEE may terminate this Agreement with five (5) days written notice for cause which includes, but is not limited to, the EMPLOYER’s breach of any of the agreements and covenants in this Agreement, acts of dishonesty, malfeasance, misfeasance, negligence, or material misrepresentation; and

(iii) EMPLOYER Termination With Cause: EMPLOYER may terminate this Agreement with five (5) days written notice for cause which includes, but is not limited to, the EMPLOYEE’s breach of any of the agreements and covenants in this Agreement, acts of dishonesty, malfeasance, misfeasance, negligence, or material misrepresentation.

C.
Effects of Termination:

(i)           Severance Payment: Liquidated Damages; Settlement, Release and Discharge of EMPLOYER. If this Agreement is terminated without cause by EMPLOYER pursuant to paragraph 4B(i) or with cause by EMPLOYEE pursuant to paragraph 4B(ii), then the Parties agree that the extent and cost for injury, damage, or other adverse impacts to EMPLOYEE under this Agreement is difficult to determine and speculative. In the interest of settling any claims against EMPLOYER expeditiously, the EMPLOYER shall pay EMPLOYEE a severance payment in the amount of six (6) months salary, employee benefits, and any stock options under the NQSO Plan and NQSO Agreement shall be fully accelerated and vested notwithstanding any other vesting schedule thereunder, and any Stock Grants earned shall be issued upon the date of termination (“Severance Payment”). The Severance Payment shall constitute liquidated damages and any such payment shall not be construed as admission of fault, guilt, or an assumption of liability. EMPLOYEE hereby agrees to this liquidated damages clause and shall settle, release and discharge EMPLOYER from any and all liabilities, causes of action, or claims upon EMPLOYER’s severance payment.

(ii)           Termination by EMPLOYER for cause: If this Agreement is terminated with cause by EMPLOYER, pursuant to paragraph 4(iii) of this Agreement, then EMPLOYEE shall not have any claim and expressly waives his claim for a Severance Payment.

(iii)           Full and Complete Waiver and Release: These provisions and waiver shall apply to any claims, whether known by EMPLOYEE, and do include an express waiver of any reservation of rights under Section 1542 of the California Civil Code which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

5.
Competent Work. All work will be done in a competent fashion and all services are subject to final approval by an authorized representative of the EMPLOYER. In the event that the work-product or reports of EMPLOYEE do not meet the standards and requirements of the EMPLOYER, the EMPLOYER may issue a “Stop Work Order” and EMPLOYEE shall cease any and all activity specified in such notice until such time that the Parties agree to continue or terminate the EMPLOYEE’s work on such activity.

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6.
Representations and Warranties. The EMPLOYEE will make no representations, warranties, or commitments that bind the EMPLOYER without the consent of the Board of Directors and/or executive officers of the EMPLOYER. Furthermore, U.S. law requires companies to employ only individuals who may legally work in the United States – either U.S. citizens, or foreign citizens who have the necessary authorization. EMPLOYEE represents that his employment with the EMPLOYER is in compliance with U.S. law. EMPLOYEE represents that all communications during the course of hiring, including EMPLOYEE’s resume / curriculum vitae and references, are true and correct. The EMPLOYER is hereby authorized to verify, at any time, any representation made by EMPLOYEE to induce the EMPLOYER to enter into this Agreement.

7.
No Waiver. Failure to invoke any right, condition, or covenant in this Agreement by either Party shall not be deemed to imply or constitute a waiver of any rights, condition, or covenant and neither Party may rely on such failure.

8.
Notices.  For Notices required under this Agreement (other than written reports and routine business communications) shall be deemed effective when (a) personally delivered or deposited, postage prepaid, in the first class mail of the United States properly, (b) delivered by facsimile or electronic mail and addressed to the appropriate party at the address set forth below:

Notices as to EMPLOYEE:

Lawrence K. Lin
2871 Nettle Creek Court
Chula Vista, CA 91915
Tel: 310-869-4870
Email: lawrenceklin@gmail.com

Notices to the EMPLOYER:

Ainos, Inc.
Attn: Chief Executive Officer
8880 Rio San Diego Drive, Suite 800
San Diego, CA 92108
Phone:  808-869-2986
Email: et@tcnt.tw

9.
EMPLOYER Supervisor. Supervision will be provided to the EMPLOYEE on an as-needed basis. The EMPLOYEE’s primary supervisor for contract compliance shall be designated by the EMPLOYER.

10.
Enforceability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the reminder of the Agreement shall remain in full force and effect and shall in no way be impaired

11.
Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of this Agreement shall be binding unless in writing and signed by both Parties. The attached Exhibit “A” (Scope of Work), Exhibit “B” (NQSO Agreement), and Exhibit “C” (Standard Terms and Conditions) are incorporated herein by this reference. EMPLOYEE shall strictly comply with any and all policies, procedures, standards and other requirements determined by EMPLOYER.

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13.
Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of EMPLOYEE and the EMPLOYER and to the extent applicable each Party’s heirs, successors and assigns. Assignment of any right or obligation under this Agreement is expressly prohibited without the prior written consent of both Parties.

14.
Governing Law, Severability. This Agreement shall be governed by the laws of the State of California, irrespective of its Choice of Law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

Ainos, Inc.	EMPLOYEE:

/s/Chun-Hsien Tsai	/s/ Lawrence Lin
Chun-Hsien Tsai	Lawrence Lin
Chief Executive Officer

EXHIBIT “A”

SCOPE OF WORK

1.
Assist executive management team with oversight of North America business operations and administration
2.
Anticipate future executive management needs and offering solutions and support
3.
Collaboration with executive management on strategic goals, planning and budget forecasting
4.
Coordinating short- and long-term business development plans including, but not limited to, managing a planned public market uplisting to a major U.S. stock exchange
5.
Sourcing, directing and evaluating new opportunities, acquisitions, mergers, etc. that are within the EMPLOYER’s strategic growth and development plans

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EXHIBIT “B”

STOCK OPTION AGREEMENT
Under the Ainos, Inc.
2018 Nonqualified Stock Option Plan

THIS STOCK OPTION AGREEMENT ("Agreement") is made by and between AINOS, INC., a Texas corporation ("AINOS" or the "Company"), and the Optionee ("Optionee") and shall be effective upon the execution of that certain Employment Agreement between the Parties to which this agreement is attached (“Effective Date”).

WHEREAS, the Company adopted, effective September 26, 2018, the 2018 Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan (the “NQSO Plan”), pursuant to which certain officers, directors, employees and consultants of the Company were granted Options (the "Options") to purchase voting Common Stock of the Company (the "Common Stock"); and

WHEREAS, AINOS and Optionee desire to enter into this Agreement to evidence a grant under the NQSO Plan and to set forth their mutual understanding with regard to Optionee's participation in the plan and the terms of the Options granted thereunder to Optionee;

THEREFORE, in consideration of the mutual covenants and agreements herein expressed, and for other good and adequate consideration the receipt and sufficiency of which are evidenced by the execution hereof, AINOS and Optionee hereby agree as follows:

1.0
Definitions. "NQSO Plan" shall mean that certain Amarillo Biosciences, Inc., 2018 Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan adopted by the Board of Directors of the Company on September 26, 2018.

2.0
Options Grant. This Agreement shall evidence the grant and award to Optionee under the NQSO Plan of Options to purchase 500,000 shares of the voting Common Stock of the Company. The Option Price is $0.38 per share which was the closing price of the Common Stock on September 25, 2018. Unless otherwise agreed to in the attached Employment Agreement or in writing under a separate written agreement executed by the Parties, the Options are exercisable during a period of ten (10) years from the Effective Date and shall vest 33.33% annually, commencing one (1) year from the Effective Date. The Options are exercisable, in whole or in part or from time to time during the aforesaid term. Additionally, any option rights acquired by Optionee from third parties shall be in addition to the aforementioned Options Grants (“Assigned Options”). The Assigned Options: (a) shall be governed by a separate assignment agreement between Optionee and the assignor; (b) that are vested at the time of assignment shall likewise be vested in favor of Optionee; (c) that are not vested at the time of assignment shall shall be subject to the vesting schedule under this section; and (d) notwithstanding the exercise dates and terms applicable to assignor, the Optionee (as assignee of the options) shall exercise any such assigned options in accordance with this section.

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3.0
Terms and Conditions. The Options and Limited Rights (if Limited Rights have been granted under Article IV of the NQSO Plan) are granted and received subject to all of the terms and conditions of the plan, as well as any further terms and conditions set forth under any written agreement executed by the Parties relating to the Options. A copy of the NQSO Plan is hereby incorporated by reference and as modified by this Agreement or Optionee’s employment or consulting agreement with the Company.

4.0
Shares Not Registered. Upon exercise of any of the Options by Optionee, shares of the Company shall be issued to Optionee subject to any applicable restrictions under federal or state securities laws, and regulations promulgated thereunder, and Optionee agrees to accept such shares subject to such restrictions, and bearing any required or appropriate legends. Rule 144 promulgated under the U.S. Securities Act of 1933 is currently available for qualifying resales of restricted shares; however, there is no assurance that the Common Stock will continue to qualify for resale pursuant to Rule 144, and Optionee is responsible for determining the availability of Rule 144, before relying thereon.

5.0
Tax Considerations. The Company does not and will not render tax advice to Optionee. Optionee represents that he will consult his own tax advisor with respect to the tax aspects of both the exercise of an Option and the disposition of shares acquired pursuant to exercise of an Option. The Options are not qualified stock options within the meaning of the Internal Revenue Code of 1986, and therefore the exercise of the Options may be expected to be a taxable event.

6.0
No Continued Right of Employment. Optionee's participation in the NQSO Plan does not confer upon Optionee the right to continue in the employment of AINOS, nor does it affect any right that AINOS may have to terminate the employment of Optionee. If Optionee does not presently have an employment contract with the Company, this Agreement shall not be construed as a contract of employment. Notwithstanding the foregoing, the Optionee shall be qualified to participate in the NQSO Plan as long as he/she serves as an officer, director, employee and/or consultant to the Company.

7.0
No Shareholder Rights. Optionee shall have no rights as a shareholder with respect to Option shares unless and until the Optionee exercises in whole or in part his options and certificates evidencing such shares shall have been issued to Optionee.

8.0
Tax Withholding. Upon the exercise of any of the Options, AINOS shall have the right to require Optionee to pay to AINOS the amount of any taxes that are required by law to be withheld with respect to such exercise.

9.0
Assignability. Although limited transferability is allowed under Article VI of the Plan, Optionee acknowledges that he is responsible for consulting with competent tax and securities counsel before transferring Options, and that it may be necessary to make appropriate disclosures to his transferee, regarding lack of marketability. In addition, transfers of Options for value may cause Optionee to recognize taxable income.

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EXHIBIT “C”

STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions are made and incorporated by this reference in the EMPLOYEE AGREEMENT (“Agreement”) attached hereto.

1.0
PROTECTION OF EMPLOYER INFORMATION AND PROPERTY

1.1
Trade Secrets. EMPLOYEE hereby agrees and covenants not to disclose to third-parties or otherwise use to the detriment of EMPLOYER any of the EMPLOYER’s data, forms, processes, procedures, business plans or information, and methods of operation whether or not marked “confidential” or “trade secret”, and all of the foregoing is agreed to treated as confidential and trade secrets of EMPLOYER by EMPLOYEE.

1.2
Intellectual Property. EMPLOYEE shall immediately cease and desist using any of EMPLOYER’s trade name, trade and service marks, and any other intellectual or intangible property (whether or not registered) upon termination of this Agreement. Any original works, as that term is defined under the U.S. Copyright laws, that are created by EMPLOYEE in the performance of this Agreement is agreed to be a “work made for hire” and shall vest ownership to EMPLOYER upon creation. Any other intellectual property created by EMPLOYEE that is not subject to the copyright laws, are made by EMPLOYEE for the exclusive benefit of EMPLOYER and EMPLOYEE hereby grants to the EMPLOYER an irrevocable, exclusive, unlimited, and royalty-free license to EMPLOYER for such works.

1.3
Use of Trade Equipment. EMPLOYEE agrees and covenants that its use of EMPLOYER’s trade equipment, inclusive of EMPLOYER’s information technology, computer, and communications systems, is for the exclusive benefit and purpose of further EMPLOYER’s business. EMPLOYEE further agrees that any personal use of EMPLOYER’s trade equipment is not permitted.

1.4
Confidentiality and Non-Disclosure. EMPLOYEE acknowledges that the EMPLOYER, and its agents, consultants, advisors and vendors possess and have developed certain subject matter which valuable trade secrets and intellectual property (hereinafter referred to as “Confidential Information”). EMPLOYEE shall maintain as fully confidential from third parties all the EMPLOYER’s Confidential Information and not to disclose, divulge or use same, directly or indirectly, save exclusively for the purposes for which it was disclosed to the EMPLOYEE. In order to secure the confidentiality of the Confidential Information the EMPLOYEE shall safeguard the Confidential Information of the EMPLOYER in accordance with this Agreement and with at least the same degree of care as it uses for other confidential information it receives.

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1.4.1
Confidential Information Defined. For purposes of this Agreement, “Confidential Information” shall mean, any and all information, without limitation, that directly or indirectly pertains to patents, trademarks, trade names and service marks, and original creative works and copyrighted works created, owned, produced or used by the EMPLOYER. Without limitation, With regard to the foregoing, Confidential Information shall also include information, data, know-how, formulas, market research, business, sales and marketing plans, concepts, tests, drawings, specifications, applications, designs, trade secrets, information and data relating to the EMPLOYER’s products, design methodology, processes, operations and plans, financial situation, and any notes, memoranda, summaries, analyses, compilations or any other writings relating thereto prepared by the EMPLOYER or the EMPLOYEE or on either Party’s behalf.

1.4.2
Non-Confidential Information. The restrictions on use and disclosure set forth in this Agreement shall not apply to any Confidential Information which:

1.4.2.1
Was already known to the EMPLOYEE at the time such information was received from the EMPLOYER or is independently developed by the EMPLOYEE without reference to any Confidential Information disclosed by the EMPLOYER;

1.4.2.2
Was or becomes available to the general public, other than as a result of a breach of this Agreement;

1.4.2.3
Is subsequently obtained by the EMPLOYEE from a source other than the EMPLOYER or its agents, provided that such source is not known by the EMPLOYEE to be prohibited from transmitting the information by a confidentiality agreement with, or other legal or fiduciary obligation to, EMPLOYER;

1.4.2.4
The EMPLOYER has released to a third Party on a non-confidential basis or for which it authorizes release

1.4.2.5
Is required by law to be disclosed under order of any court or other public authority in judicial or administrative proceedings whether in discovery proceedings or otherwise and wherein privilege or similar legal protection form disclosure is not available.

1.4.3
Compulsory Disclosure to Third Parties. If the EMPLOYEE is requested or required by oral questions, interrogatories, subpoena, civil investigative demand, applicable law, regulation, court order or other legal process or by any governmental or regulatory authority to disclose Confidential Information, or if such disclosure is needed in connection with the defense or any action, suit or investigation brought against the EMPLOYEE, the EMPLOYEE will provide the EMPLOYER with notice of such request or requirement (unless such notice is not possible under the circumstances) so that the EMPLOYER may seek an appropriate protective order and/or waive compliance with the terms of this Agreement.

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1.4.4
Purpose of Disclosure. EMPLOYEE shall not, without the prior written consent of EMPLOYER, use Confidential Information and EMPLOYEE shall not use, directly or indirectly, for their own benefit or for the benefit of third parties, publish or otherwise disclose Confidential Information to any other person, or permit the use of Confidential Information. EMPLOYEE agree that no copies (partial or complete) shall be made of any of the Confidential Information, including, without limitation, any writings, drawings, or products regarding the Confidential Information generated by EMPLOYEE or their agents, without the express written consent of the EMPLOYER. Any such copies created with the consent of the EMPLOYER shall be returned to the EMPLOYER upon demand.

1.4.5
Return or Destruction of Confidential Information. At the EMPLOYER’s written request, the EMPLOYEE shall forthwith return to the EMPLOYER or destroy, at the EMPLOYER’s option, all Confidential Information in tangible form and any copies of such Confidential Information, including copies in electronic format, provided that one copy may be retained for compliance purposes.

1.4.6
No Conveyance of Right or License Intended. The disclosure of Confidential Information or its use hereunder shall not be construed in any way as granting to the EMPLOYEE any right or license with respect to the Confidential Information other than the right to use Confidential Information for the limited items defined under the Purpose of Disclosure above. Any works created by EMPLOYEE shall be made on a “WORK FOR HIRE” and an exclusive, worldwide, royalty-free license basis with all right, title, and interest vesting in EMPLOYER.

1.4.7
Covenant Not to Compete; Non-Solicitation. EMPLOYEE covenants and agrees not to compete with EMPLOYER with respect to the design, production, manufacture, sales and marketing of products covered by the above definition of Confidential Information. EMPLOYEE further covenants and agrees not to solicit and engage in business transactions with any third parties with respect to the Confidential Information. The foregoing limitations on the use of Confidential Information is expressly intended by the Parties to constitute a separate ground of relief and damages in the event EMPLOYEE breaches this subsection.

1.4.8
Equitable Relief. It is agreed that the unauthorized disclosure or use of any Confidential Information may cause immediate or irreparable injury to the EMPLOYER, and that the Disclosers may not be adequately compensated for such injury in monetary damages. In such event the EMPLOYER shall be entitled to seek any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use. Notwithstanding the foregoing, Disclosers reserves the right to seek any and all damages to which it is entitled in equity or in law.

1.4.9
Severability. If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

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2.0
EMPLOYEE’S DUTIES UPON TERMINATION.

2.1
Return of EMPLOYER Property. Upon termination, EMPLOYEE shall immediately return to EMPLOYER any and all data, information, computer records and data, business records and files, and any other document, record, trade equipment, supplies, keys, modes of access, or any other material that was furnished by or work products (including digital photographs, data, worksheets, draft and final work product versions) created for the EMPLOYER during the term of the Agreement. All of the foregoing shall at all times by conclusively owned by the EMPLOYER and shall be returned and submitted to the EMPLOYER at the conclusion of each task or sub-task assigned under the Agreement. No files, documents, or other materials will be removed from the EMPLOYER office to perform the scope of work under this Agreement.

2.2
Termination of Right of Access. Upon termination, EMPLOYEE’s right of access to EMPLOYER’s information technology, computer and communications systems, trade equipment, business premises, records, files and any other property of EMPLOYER shall be automatically terminated without further notice.

2.3
Transfer of Business Assignments. EMPLOYEE agrees that upon termination, EMPLOYER has the unlimited right to assign any of EMPLOYEE’s projects, assignments, or other matters (in whole, or in part) to another person or entity as solely determined by EMPLOYER. EMPLOYEE hereby understands and agrees that EMPLOYEE does not have any property interest whatsoever in any of the projects, assignment, business relationships, intangible and tangible property, and any other matter made, created, or performed during the term of this Agreement.

3.0
MISCELLANEOUS PROVISIONS.

3.1
Exclusive and Binding Arbitration. THE PARTIES AGREE TO BINDING ARBITRATION AS THE EXCLUSIVE DISPUTE RESOLUTION FORUM TO SETTLE AND RESOLVE ANY AND ALL DISPUTES ARISING FROM THE AGREEMENT AND THE EMPLOYER-EMPLOYEE RELATIONSHIP BETWEEN THE PARTIES. IT IS FURTHER AGREED THAT CALIFORNIA LAW SHALL GOVERN THIS AGREEMENT (IRRESPECTIVE OF ITS CONFLICT OF LAW RULES), AND THAT THE JURISDICTION AND VENUE FOR BINDING ARBITRATION SHALL BE THE CITY OF SAN DIEGO, STATE OF CALIFORNIA. THE PARTIES AGREE TO UTILIZE JAMS MEDIATION AND ARBITRATION SERVICES TO SETTLE ALL DISPUTES. THE PARTIES EXPRESSLY AGREE TO WAIVE THEIR RIGHTS TO A JURY TRIAL.

3.2
Injunctive and Equitable Relief. Notwithstanding Section 3.1, EMPLOYEE also agrees that any breach by EMPLOYEE of Sections 1.0 and 2.0 of this Agreement, including such sub-parts, would create irreparable and immediate harm to EMPLOYER and as such EMPLOYEE consents to any injunctive or equitable relief that may be available to EMPLOYER.

3.3
Attorney’s Fees and Costs. The prevailing party under any dispute shall be entitled to its reasonable attorney’s fees and costs, including costs of investigation of such dispute.

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3.4
Collection of Claims. In the event that EMPLOYEE adjudged the prevailing party in any action, EMPLOYEE hereby agrees that his sole source to satisfy any judgment shall be the operating checking account of the EMPLOYER. EMPLOYEE expressly waives any rights to seek collection of any judgment against EMPLOYER’s intellectual property rights or interests.

3.5
Survival. This Agreement shall survive and inure to the benefit of the successors, assigns, heirs, and/or estates of the parties.

3.6
Statute of Limitations. Notwithstanding any statutory or common-law rule to the contrary, and to the extent permissible by law, the Parties agree that any right of action must be commenced within one (1) year of the act, omission, event, or circumstance that gave rise to such cause of action.

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